Exhibit 99.1
OSG
Overseas Shipholding Group, Inc. Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP SUSPENDS QUARTERLY DIVIDEND

New York, NY – February 9, 2012 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that its Board of Directors has suspended the payment of regular quarterly dividends.  No dividend will be paid in the first quarter of 2012.

Commenting on the dividend suspension, Morten Arntzen, President and Chief Executive Officer, stated:  “The downturn in our international flag markets has been deeper and has lasted longer than we anticipated, as evidenced by a fairly tepid winter market.  At the same time, economic uncertainty in the world persists and the banking markets have become more challenging.  Therefore, to preserve liquidity and maintain financial flexibility, the Board suspended the quarterly dividend until further notice.  The Board will reassess the dividend as our markets improve.”

In closing, Mr. Arntzen added, ”Today’s action should be seen as part of the longer term program at OSG to preserve liquidity, control costs and reduce general and administrative expenses throughout the Company, an effort that has seen such expenses come down from $144 million in full year 2008 to under $90 million last year.  More recent actions include reduction in Director compensation, elimination of cash bonuses for 2011 and salary increases in 2012 for the entire senior management team, and return of vessels under loss making charters-in.  Management is committed to further reducing costs in 2012.”

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact

John Collins, Vice President Investor Relations, OSG Ship Management, Inc., +1 212-578-1699.